Exhibit 10.1

SPROUTS FARMERS MARKETS, LLC

OPTION PLAN

Section 1. Purpose

The Plan authorizes the Administrator to provide employees or directors of the Company or its Affiliates, who are in a position to contribute to the long-term success of the Company or its Affiliates, with Options to acquire Class B Units of the Company. The Company believes that this incentive program will cause those individuals to increase their interest in the welfare of the Company and its Affiliates, and aid in attracting, retaining and motivating individuals of outstanding ability.

Section 2. Definitions

Capitalized terms used herein shall have the meanings set forth in this Section.

(a)	“Administrator” shall mean an individual or a committee appointed by the Board to administer the Plan, or if no such individual or committee is appointed, the Board.

(b)	“Affiliate” means, when used with reference to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, or owns greater than fifty percent (50%) of the voting power in the specified Person (the term “control” for this purpose shall mean the ability, whether by the ownership of shares or other equity interest, by contract or otherwise, to elect a majority of the directors of a corporation, independently to select the managing partner of a partnership or the managing member or the majority of the managers, as applicable, of a limited liability company, or otherwise to have the power independently to remove and then select a majority of those Persons exercising governing authority over an entity, and control shall be conclusively presumed in the case of the direct or indirect ownership of fifty percent (50%) or more of the voting equity interests in the specified Person).

(c)	“Apollo” means Apollo Reunion LLC, a Delaware limited liability company, and its Affiliates or any entity controlled thereby or any of the partners thereof.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Capital Stock” of any Person means any and all shares, membership interests, rights to purchase, warrants, options, participations or other equivalents of or interests in, however designated, equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

(f)	“Cause” shall have the meaning ascribed thereto in any effective employment agreement between the Company or its Affiliates and the Grantee, or if no employment agreement is in effect that contains a definition of cause, then Cause shall mean a finding by the Administrator that the Grantee has (i) committed a felony or a crime involving moral turpitude, (ii) committed any act of gross negligence or fraud, (iii) failed, refused or neglected to substantially perform his duties (other than by reason of a physical or mental impairment) or to implement the reasonable directives of the Company (which, if curable, is not cured within 30 days after notice thereof to the Grantee by the Administrator), (iv) materially violated any policy of the Company (which, if curable, is not cured within 30 days after notice thereof to the Grantee by the Administrator), or (v) engaged in conduct that is materially injurious to the Company, monetarily or otherwise.

(g)	“Change in Control” shall mean:

(i)	any event occurs the result of which is that any “Person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than Apollo, becomes the “beneficial owner”, as defined in Rules l3d-3 and l3d-5 under the Exchange Act directly or indirectly, of more than 50% of the Voting Stock of the Company or any successor company thereto, including, without limitation, through a merger or consolidation or purchase of Voting Stock of the Company; provided that Apollo does not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board; provided further that the transfer of 100% of the Voting Stock of the Company to a Person that has an ownership structure identical to that of the Company prior to such transfer, such that the Company becomes a wholly owned subsidiary of such Person, shall not be treated as a Change in Control;

(ii)	after an initial public offering of Capital Stock of the Company, during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board, together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board then in office;

(iii)	the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions other than a merger or consolidation, of all or substantially all of the assets of the Company and its consolidated subsidiaries taken as a whole to any Person or group of related Persons other than Apollo; or

(iv)	the adoption of a plan relating to the liquidation or dissolution of the Company.

(h)	“Class B Unit” shall have the meaning set forth in the LLC Agreement, and, if required by the context, any security into which such Class B Unit has been converted.

(i)	“Company” shall mean Sprouts Farmers Markets, LLC, a limited liability company organized under the laws of the State of Delaware.

(j)	“Employee” shall mean any individual that is providing services to the Company or any of its Affiliates as an employee or director.

(k)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(l)	“Fair Market Value” of a Class B Unit as of a given date shall be:

(i)	The closing price of a Class B Unit on the New York Stock Exchange, Nasdaq or such other principal exchange on which such shares are then trading, if any (or as reported on any composite index which includes the New York Stock Exchange, Nasdaq or such other principal exchange), for the most recent trading day prior to such determination date on which a sale occurred; or

(ii)	If the Class B Units are not traded on an exchange but are quoted on a quotation system, the mean between the closing representative bid and asked prices for a Class B Unit on the most recent trading day prior to such determination date on which sales prices or bid and asked prices, as applicable, as reported by such quotation system; or

(iii)	If the Class B Units are not publicly traded on an exchange and not quoted on a quotation system, the fair market value of a share of a Class B Unit as determined by the Board in its sole discretion.

(m)	“Good Reason” shall have the meaning ascribed thereto in any effective employment agreement between the Company or its Affiliates and the Grantee, or if no employment agreement is in effect that contains a definition of good reason, then Good Reason shall mean (i) a material reduction in the Grantee’s base salary, or (ii) a relocation of the Grantee’s principal place of employment by more than 50 miles; provided that Good Reason shall cease to exist if the Grantee has not resigned his employment within 30 days of becoming aware of either such event.

(n)	“Grant Letter” shall mean a letter, certificate or other agreement accepted by the Grantee, evidencing the grant of an Option hereunder and containing such terms and conditions, not inconsistent with the express provisions of the Plan, as the Administrator shall approve.

(o)	“Grantee” shall mean an Employee granted an Option under the Plan.

(p)	“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Sprouts Farmers Markets, LLC, dated as of January 27, 2011, as the same may be further amended from time to time.

(q)	“Options” shall refer to options to purchase Class B Units issued under and subject to the Plan.

(r)	“Person” means and includes any individual, partnership, joint venture, corporation, limited liability company, estate, trust, or other entity.

(s)	“Plan” shall mean this Option Plan as set forth herein and as amended from time to time.

(t)	“Preferred Stock” as applied to the Capital Stock of any corporation means Capital Stock of any class or classes, however designated, that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

(u)	“Specified Conduct” means, if a Grantee is party to an employment agreement that contains post-termination restrictive covenants, a breach of any such covenant, or if the Grantee is not party to an employment agreement that contains post-termination restrictive covenants, a Grantee’s (i) unauthorized disclosure of confidential information relating to the Company or its Affiliates, (ii) engaging, directly or indirectly, as an employee, partner, consultant, director, stockholder (other than as a passive investor in not more than 5% of the shares of any publicly traded class of securities of any business), owner, or agent in any business that is directly and materially competitive with the businesses conducted by the Company and its Affiliates at the time of termination of Grantee’s employment, (iii) soliciting or inducing, directly or indirectly, any former, present or prospective customer or client of the Company or its Affiliates to purchase any services or products offered by the Company or its Affiliates from any Person other than the Company or its Affiliates, or (iv) hiring, directly or indirectly, any individual who was an employee of the Company or its Affiliates within the six month period prior to termination of Grantee’s employment, or soliciting or inducing, directly or indirectly, any such individual to terminate his or her employment with the Company or its Affiliates.

(v)	“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

Section 3. Class B Units Available under the Plan

Subject to the provisions of Section 8, the total number of Class B Units that may be issued under the Plan shall not exceed 1 million. If, prior to exercise, any awards are forfeited, lapse or terminate for any reason without issuance of Class B Units, the Class B Units covered thereby may again be available for Option grants under the Plan.

Section 4. Administration of the Plan

(a) Authority of the Administrator. The Plan shall be administered by the Administrator. The Administrator shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

(i) to select the Employees to whom Options may be granted;

(ii) to determine the number of Class B Units subject to an Option;

(iii) to determine the terms and conditions of any Option granted under the Plan, including the purchase or exercise price, conditions relating to exercise, and termination of the right to exercise;

(iv) to prescribe the form of each Grant Letter;

(v) to adopt, amend, suspend, waive and rescind such rules and regulations and appoint such agents as the Administrator may deem necessary or advisable to administer the Plan;

(vi) to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Option, or Grant Letter or other instrument hereunder; and

(vii) to make all other decisions and determinations as may be required under the terms of the Plan or as the Administrator may deem necessary or advisable for the administration of the Plan.

(b) Manner of Exercise of Administrator Authority. Any action of the Administrator with respect to the Plan shall be final, conclusive and binding on all Persons, including the Company, its Affiliates, Grantees, or any Person claiming any rights under the Plan from or through any Grantee, except to the extent the Administrator may subsequently modify, or take further action not consistent with, its prior action. If not specified in the Plan, the time at which the Administrator must or may make any determination shall be determined by the Administrator, and any such determination may thereafter be modified by the Administrator. The express grant of any specific power to the Administrator, and the taking of any action by the Administrator, shall not be construed as limiting any power or authority of the Administrator. The Administrator may delegate to officers or managers of the Company or any Affiliate of the Company the authority, subject to such terms as the Administrator shall determine, to perform such functions as the Administrator may determine, to the extent permitted under applicable law.

(c) Limitation of Liability. The Administrator shall be entitled to, in good faith, rely or act upon any report or other information furnished to it by any officer or other employee of the Company or any of its Affiliates, the Company’s independent certified public accountants or any executive compensation consultant, legal counsel or other professional retained by the Company to assist in the administration of the Plan. To the fullest extent permitted by applicable law, neither the Administrator, nor any officer or employee of the Company acting on behalf of the Administrator, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and the Administrator and any officer or employee of the Company acting on its behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

Section 5. Option Termination.

Unless otherwise determined by the Administrator and set forth in a Grant Letter, Options shall terminate on the earliest of:

(a) the 91st day following the date the Grantee ceases to be an Employee for any reason; provided, however, that (i) in all cases the portion of any Option that did not vest prior to or upon the date of termination of employment or engagement with the Company or its Affiliates for any reason shall terminate immediately upon such termination, and (ii) if such termination is for Cause, the vested portion shall terminate as well;

(b) the seventh anniversary of the date of grant as set forth in the Grant Letter; and

(c) cancellation, termination or expiration of the Options pursuant to action taken by the Administrator in accordance with Section 8.

Section 6. Vesting of Options.

The Options shall vest in accordance with the terms set forth in the Grant Letter, provided that in the event of a Change in Control, all Options will become immediately vested and exercisable.

Section 7. Exercise of Options

(a) Only the vested portion of any Option may be exercised. A Grantee shall exercise an Option by delivery of written notice to the Company setting forth the number of Class B Units with respect to which the Option is to be exercised, together with cash, a certified check or bank draft payable to the order of the Company, in amount equal to the sum of the exercise price for such Class B Units and any withholding tax obligation arising in connection with such exercise. The Administrator may, in its sole discretion, permit other forms of payment, including notes or other contractual obligations of a Grantee to make payment on a deferred basis. In addition, with respect to any such exercise occurs following a Grantee’s termination of employment (other than a termination by the Company for Cause, or a resignation by the Grantee without Good Reason), the Grantee may pay the exercise price (but not withholding taxes, unless the Committee in its discretion consents) by having withheld a number of Class B Units that would otherwise be delivered upon such exercise that have a Fair Market Value equal to the exercise price.

(b) Before the Company issues any Class B Units to a Grantee pursuant to the exercise of an Option, the Company shall have the right to require that the Grantee make such provision, or furnish the Company such authorization, necessary or desirable so that the Company may satisfy its obligation under applicable tax laws to withhold for income or other taxes due upon or incident to such exercise. The Administrator, may, in its discretion, permit such withholding obligation to be satisfied through the withholding of Class B Units that would otherwise be delivered upon exercise of the Option.

(c) As a condition to the grant of an Option or delivery of any Class B Units upon exercise of an Option, the Company shall have the right to require that the Grantee become party to the LLC Agreement. Until such time as the Grantee duly exercises an Option, he shall have no right of a holder of Class B Units.

Section 8. Adjustment Upon Changes in Capitalization

In the event any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, exchange or issuance of Class B Units or other securities, any Capital Stock dividend or other special and nonrecurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, or other similar transactions or events, affects the Class B Units, then the Administrator shall make such equitable adjustment as it determines in its discretion is appropriate in order to prevent dilution or enlargement of the rights of Grantees under the Plan, including adjustment in (i) the number and kind of Class B Units deemed to be available thereafter for grants of Options under Section 3, (ii) the number and kind of Class B Units that may be delivered or deliverable in respect of outstanding Options, and (iii) the exercise price. In addition, the Administrator is authorized to make such adjustments as it shall in its sole discretion determine are appropriate in the terms and conditions of, and the criteria included in, Options (including, without limitation, cancellation of Options in exchange for the in-the-money value, if any, of the vested portion thereof, cancellation of unvested and/or out-of-the-money Options for no consideration, substitution of Options using securities of a successor or other entity, acceleration of the time that Options expire, or adjustment of performance targets or the manner in which they are calculated) in recognition of unusual or nonrecurring events (including, without limitation, a Change in Control or an event described in the preceding sentence) affecting the Company, any Affiliate of the Company or the financial statements of the Company, or any Affiliate of the Company, or in response to changes in applicable laws, regulations or accounting principles.

Section 9. Repurchase Right

The Company shall have the right (but not the obligation) to repurchase any or all of the Class B Units issued under the Plan (and still held by the Grantee) upon a Grantee’s ceasing to be an Employee for any reason. Such right shall be exercisable by the Company during the 210 day period following the later of the date of such cessation or the date the Class B Units are acquired by the Grantee. The price per Class B Unit to be paid by the Company should it choose to exercise its repurchase right shall equal the Fair Market Value; provided, however, if the Class B Units are to be repurchased following a termination for Cause, or if, prior to such repurchase the Grantee engages in Specified Conduct, then the price per Share to be paid by the Company shall not exceed (i) the exercise price per Class B Unit paid by the Grantee, less (ii) any dividend or other distribution per Class B Unit previously paid (or dividend or distribution equivalent paid in respect of Class B Units subject to an Option). The price per Class B Unit to be paid by the Company should it choose to exercise its repurchase right shall be paid in cash or by plain check against delivery of certificates representing the Class B Units; provided that, if such payment would result in a default or breach on the part of the Company or any subsidiary under any loan or other agreement, then payment shall be deferred until the first business day that it may occur without any such default or breach existing or resulting. The Company may offset against the payment of the repurchase price any amounts owed by the Grantee to the Company or any Affiliate of the Company. Should the Company choose not to exercise its repurchase right, or is otherwise prohibited by law or contract from doing so, Apollo may exercise such right as if it were the Company but in such case there shall be no payment deferral.

Section 10. General Provisions

(a) Grant Letter. Each award under the Plan shall be evidenced by a Grant Letter. The terms and provisions of such Grant Letters may vary among Grantees and among different awards granted to the same Grantee.

(b) No Right to Employment. The grant of an award under the Plan in any year shall not give the Grantee any right to similar grants in future years, any right to continue such Grantee’s employment relationship with the Company or its Affiliates, or, with respect to an Option, until the Option is exercised and Class B Units are issued, any rights as a unitholder of the Company. All Grantees shall remain subject to discharge to the same extent as if the Plan were not in effect. For purposes of the Plan, a Grantee shall cease to be an Employee upon a sale of any subsidiary of the Company that employs or engages such Grantee, unless the Grantee shall otherwise continue to provide services to the Company or another subsidiary of the Company as an employee or director.

(c) No Funding. No Grantee, and no beneficiary or other Persons claiming under or through the Grantee, shall have any right, title or interest by reason of any award under the Plan to any particular assets of the Company or Affiliates of the Company, or any Class B Units allocated or reserved for the purposes of the Plan or subject to any Option except as set forth herein. The Company shall not be required to establish any fund or make any other segregation of assets to assure satisfaction of the Company’s obligations under the Plan.

(d) No Transfers. No Option may be sold, transferred, assigned, pledged or otherwise encumbered, except by will or the laws of descent and distribution, and an Option shall be exercisable during the Grantee’s lifetime only by the Grantee. Upon a Grantee’s death, the estate or other beneficiary of such deceased Grantee shall be subject to all the terms and conditions of the Plan and Grant Letter, including the provisions relating to the termination of the right to exercise an Option.

(e) Governing Law; Jurisdiction. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each Grantee, and each beneficiary or other Person claiming under or through the Grantee by accepting the grant of an Option consents to the exclusive jurisdiction of any state or federal court located within the State of New York, agrees that all actions or proceedings relating to the Plan shall be litigated in such courts, waives any defense of forum non conveniens, and agrees to be bound by any final and nonappealable judgment rendered thereby in connection with the Plan. To the extent the Grantee is a party to an employment agreement with the Company or any of its Affiliates that provides for binding arbitration of employment disputes, then any disputes between the Company and such Grantee arising under the Plan shall be arbitrated in accordance with the procedures set forth in such employment agreement.

Section 11. Amendment or Termination

In addition to its authority elsewhere in the Plan, the Administrator may, at any time, amend or terminate the Plan or any Grant Letter; provided, however, that, no such action shall adversely affect the rights of any Grantee in any material respect with respect to Options previously granted hereunder or under such Grant Letter.